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                       SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A

              Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


          Date of Report (Date of earliest reported): August 1, 1997

                               IFX CORPORATION
            (Exact name of registrant as specified in its charter)

       Delaware                      0-15187                  36-3399452
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(State or other jurisdiction       (Commission              (IRS Employer
of incorporation)                   File Number)             Identification No.)


                200 West Adams Street, Chicago, Illinois 60606
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                   (Address of principal executive offices)

Registrant's telephone number, including area code:       (312) 419-9530
                                                   -----------------------------


________________________________________________________________________________
         (Former name or former address, if changed since last report)



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Item 2.   Acquisition or Disposition of Assets
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     On August 1, 1997, IFX Corporation (the "Company") consummated documentation of a transaction, effective as of April 1, 1997, whereby The Park Trust, an affiliate of IFX Limited's two principal salesmen, Graham Wellesley and Lorenzo Naldini, subscribed for slightly less than 50% of the stock of IFX Limited, a London-based subsidiary of the Company. The subscription price of $2,448,464 was funded with $100,000 in cash and a subscription payable to The Park Trust for the remaining $2,348,464 of the purchase price. The subscription payable will be funded out of dividends from the Company which would otherwise be paid to The Park Trust, as provided in a stockholders agreement among the Company, IFX Limited and The Park Trust (the "Agreement"). Following the restructuring of IFX Limited, the Company owns slightly greater than 50% of IFX Limited, and is deemed to have a controlling interest.

     The subscription by The Park Trust was effected through a restructuring of IFX Limited's capital. The 2,448,465 ordinary $1.00 par shares, already issued and held by the Company, were redesignated as "A" ordinary $1.00 par shares. In addition, the authorized share capital of IFX Limited was increased by the creation of 322,829 new "B" ordinary $1.00 par shares and the 2,125,635 unissued ordinary $1.00 par shares were converted into a like number of "B" ordinary $1.00 par shares. The 2,448,464 "B" ordinary $1.00 par shares were then subscribed for by The Park Trust as described above.

     Following the subscription by The Park Trust, the Company and The Park Trust are entitled to profit distributions according to their respective ownership percentages, based upon stipulations set forth in the Agreement.

     Prior to the subscription, under their original employment contracts, the three principal salesmen of IFX Limited (Messrs. Wellesley and Naldini, and a third individual whose employment with IFX Limited was terminated, who together were primarily responsible for establishing the business of IFX Limited), were entitled to 50% of the pre-tax profits of IFX Limited, one-half of which was payable quarterly, with the remaining one-half payable at the end of the fiscal year, adjusted for subsequent losses, if any. These salesmen were also entitled to share in up to 50% of any premium, as defined, which might be generated if a change in ownership of IFX Limited occurred, depending upon when such a change happened. Since these contracts were entered into, business at IFX Limited has grown substantially, requiring that the Company provide additional capital for regulatory purposes to IFX Limited.

     In March, 1997, the Company and IFX Limited renegotiated the employment contracts of Messrs. Wellesley and Naldini. As a result of this renegotiation, their existing employment contracts were terminated, new ones were executed, and the Company agreed, in principle, to issue shares of IFX Limited to the salesmen at book value. Under the new arrangement, the remaining two principal salesmen receive a modest salary rather than a profit share.

     In settlement of their original employment contracts, Messrs. Wellesley and Naldini have agreed to accept the one-half of profit share which was payable to them quarterly for the first nine months of the fiscal year ending June 30, 1997 ($641,000 less any draws that had been previously taken) and to waive any rights to the one-half profit share ($641,000) which would have otherwise been due to them on June 30, 1997. As IFX Limited had been accruing the fiscal year-end one-half profit share which would have been due to Messrs. Wellesley and Naldini on June 30, 1997, it was able to reduce its compensation and related benefits expenses by $641,000 for the quarter ended March 31, 1997 as a result of this settlement. The third salesman who was terminated received full payment in February 1997 for his deferred profit share under the terms of his employment contract.
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Item 7.   Financial Statements and Exhibits

          (b)  Pro forma financial information

          The June 30, 1997 financial statements, which will be included in the Registrants' Form 10-K due September 30, 1997, will reflect adjustments necessary to properly reflect the transaction described above. Accordingly, separate pro forma financial information with respect to the transaction will not be filed as an amendment to this report on the Form 8-K.

          (c)  Exhibits

          10.1 Agreement

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         IFX Corporation
                                       -------------------
                                          (Registrant)


Date: August 15, 1997                  By: /s/ Christina S. Donka
                                          ---------------------------------
                                              Christina S. Donka
                                              Secretary and Chief Financial
                                              Officer